Exhibit 10.6

April 23, 2018

Brian Griffin

Address

Dear Brian:

We are pleased to offer you the position of Chairman and Chief Executive Officer of Diplomat. We are excited to have you join us and have no doubt that you can make an exceptional contribution to the Company. Your start date will be on or about June 1, 2018 (the “Start Date”).

You will be responsible for performing all duties and responsibilities reasonably assigned to you by the Board of Directors and will report to the Board of Directors. You will be required to work closely with all members of the Company’s Leadership and Executive Teams and with individuals throughout the Company. During your employment with the Company, you will devote your full business time, energy, and skill to providing services to the Company. As a Diplomat leader, you will be required to abide by the general employment policies and practices of the Company. The Company may change your duties, reporting relationship, and the Company’s general employment policies and procedures from time to time in its discretion, subject to the terms of this letter.

Salary, Benefits and Bonuses

Annual Compensation:

Name	Base Salary	Target Bonus %		Target Bonus $’s		Total Target Cash Comp	LT Equity Incentives		Total Annual Target Compensation
Brian Griffin	$1,200,000	125	%(a)	$1,500,000	(b)	$2,7000,000	$4,500,000	(c)	$7,200,000
Brian Griffin with top overperform results	$1,200,000	250	%(a)	$3,000,000	(b)	$4,200,000	$13,950,000	(c)	$18,150,000

(a)-Target bonus is set at 125% however will include overperformance opportunities up to 2x or 200% of target.

(b)- Bonus can be settled in either cash or shares at time of payment.

(c)- LT Equity awards include 70% being performance shares with up to 4x or 400% upside opportunity, and the remainder 30% being split between 15% stock options and 15% RSUs.

Special Equity Awards:

	$ Value @ 100%	$ Value @ 400%	% of Annual Target Compensation
(1)- Buy Out Performance Stock Grant [PSU’s] (a-f)	$7,500,000	$30,000,000	104.17%
(2)- Market Value RSU Grant (g)	$2,500,000		34.72%
			138.89%

a)                         The Target Performance Goals for the PSU grant will be based on a mix of 60% weighted on achieving Adjusted EBITDA goals and 40% weighted on achieving Revenue goals. Actual performance goal targets start at achieving 100% performance results based on meeting and achieving the Board’s final cumulative approved budget targets for 2018 and 2019’s Revenue and Adjusted EBITDA. 2018’s Board approved budgeted Revenues are set at $[*] and Adjusted EBITDA totals are set at $[*]. 2019’s Budget goals will not be set until near the end of fiscal 2018 (e.g. in December 2018). The performance goals for 2018 and 2019 will ultimately get measured on a cumulative basis meaning both 2018 and 2019’s Revenue and AEBITDA results will be measured in total in early 2020 when 2019’s results are audited and final. There will be an estimate made after 2018’s financial results have been finalized (estimated in early March 2019), that will determine possibly letting some shares vest early based on 2018’s results for Revenue and AEBITDA as compared to the 2018 performance targets. However, any shares vesting based on 2018 results will be a smaller subset given the final determination on vesting is based on measuring the results on a cumulative basis from 2018 and 2019’s combined financial results when 2019’s financial results are finalized. The final determination of 2018/2019 cumulative results for Revenue and AEBITDA will determine the final performance levels actually achieved and the final vesting of PSU’s which can range between 100% to 400% target levels as described below.

b)                         The performance goals for achieving 200% performance are based as follows: 2018’s 200% targets are to achieve or exceed Revenue of at least $[*] and Adjusted EBITDA of at least $[*]. The performance goals for achieving 200% in 2019 will be driven off of the final Budgeted Revenue and AEBITDA amounts approved by the Board for 2019, with the 200% Revenue goal based on achieving [*]% of 2019’s Budgeted Revenue target, and achieving [*]% of 2019’s Budgeted AEBITDA target.

c)                          The performance goals for achieving 300% performance are based as follows: 2018’s 300% targets are to achieve or exceed Revenue of at least $[*] and Adjusted EBITDA of at least $[*]. The performance goals for achieving 300% in 2019 will be driven off of the final Budgeted Revenue and AEBITDA amounts approved by the Board for 2019, with the 300% Revenue goal based on achieving [*]% of 2019’s Budgeted Revenue target, and achieving [*]% of 2019’s Budgeted AEBITDA target.

d)                         The performance goals for achieving 400% performance are based as follows: 2018’s 400% targets are to achieve or exceed Revenue of at least $[*] and Adjusted EBITDA of at least $[*]. The performance goals for achieving 400% in 2019 will be driven off of the final Budgeted Revenue and AEBITDA amounts approved by the Board for 2019, with the 400% Revenue goal based on achieving [*]% of 2019’s Budgeted Revenue target, and achieving [*]% of 2019’s Budgeted AEBITDA target.

*Information redacted pursuant to a confidential treatment request by Diplomat Pharmacy, Inc., under 5 U.S.C. § 552(b)(4) and Rule 406 under the Securities Act of 1933 and submitted separately with the Securities Exchange Commission.

e)                          Measurement of the final results against the Target Performance Goals will be based on measuring the final audited financial results for both fiscal years 2018 and 2019, which is expected to be available in early March 2020. The Revenue and Adjusted EBITDA results will be measured independently to determine what specific performance level (100%, 200%, 300% & 400%) was achieved, looking at the collective two-year results. This means that the ultimate actual results for both Revenue and AEBITDA will be measured using the total combined totals for each year, including using the combined 2018 and 2019 Budget numbers to arrive at the final Revenue and AEBITDA Budget goals. We will also perform the same measurement of actual results (adding the two-year results to arrive at a combined total), and also calculate what the 200%, 300% and 400% target amounts are for the two years in order to determine what performance target levels the final results meet or exceed. The resulting final awarded shares will then vest and be delivered within 15 days of the final measurement (late March 2020).

f)                           Any mergers and acquisitions (or divestitures) that are valued at $25 million or more will need to be adjusted to the Budgeted Revenue and AEBITDA target amounts being used to measure performance for this PSU grant. When the deal involves a deal valued at or above $25 million, Management needs to update the Budget targets for Revenue and AEBITDA coming from the deal, on a prospective basis from the date the deal closes. Likewise, any divestitures equal to or exceeding $25 million will also require adjustments to the Budget targets for Revenue and AEBITDA.

g)                          A completely separate RSU grant valued at $2.5M will be granted upon hiring, with time based vesting at the end of a one-year period; this grant acts as a quasi “sign on” award to cover for the equity you will forfeit upon your resignation from your former employer. The RSU shares will fully vest at the end of the 12-month period regardless, but there is also a special vesting accelerator where shares will fully vest if the Company’s closing share price consistently stays at or above $25.00 for at least 20 consecutive trading days (approximately one month). These RSU shares will be paid out within 15 days of either verification the accelerated vesting criteria was met, or on the 12-month anniversary of the grant.

You will be eligible for the standard Company benefits including the below. Many of these benefits are governed by summary plan descriptions which are available for your review.

Paid Time Off: 200 hours annually, immediately available upon hire, and 3 floating holidays (pro-rated based on hire date).

Vehicle Allowance: $370.00 Bi-weekly and gas reimbursement, which is subject to expense reimbursement policy

Cell Phone Allowance: $780.00 per year towards personal cell phone device.

Eligible for Diplomat benefits which currently include:

Medical, Dental, Vision, and Flexible Spending (Medical and Dependent Care) available the first of the month following 30 days.

Company paid Group Term Life Insurance and employee paid Voluntary Term Life Insurance available the first of the month following 30 days.

Company paid Short Term Disability and Long-Term Disability Insurance available on your 91st day of employment.

Employee funded 401K plan with company match available and vested on the first of the month following 90 days of employment.

Your compensation will be reviewed on an annual basis and may be adjusted based upon performance. These adjustments may include changes in base pay and equity compensation.

This offer is contingent on satisfactory results from any background and reference checks, satisfactory proof of your right to work in the United States, and your signature and compliance with the attached Employee Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Should you decide to accept the Company’s offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company at any time, with or without cause and with or without advance notice. This offer is contingent upon successful completion of a background check and drug screening, and final approval by the Board of Directors. All such testing will be conducted in accordance with applicable federal, state, and local laws. Under the Immigration Reform and Control Act (ICRA), Diplomat is required to verify the identity and work authorization of all employees. Therefore, you will be required to complete the I-9 form upon hire. Within three (3) business days of beginning employment, you will need to provide acceptable documentation (as noted on the I-9 form) to support your identity and work authorization.

NON-CHANGE IN CONTROL SEVERANCE BENEFITS

If, at any time other than as provided under the section entitled “Change in Control Severance Benefits” below, (a) the Company terminates your employment without Cause (as defined herein), and other than as a result of your death or disability, or (b) you resign for Good Reason (as defined herein), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Regular Severance Benefits”):

•                              Severance pay for one (1) year in the form of continuation of your annual base salary as of the effective date of your Separation from Service.

•                              If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following your termination, then the Company shall pay the COBRA premiums necessary to continue that health insurance coverage for one (1) year, with such payments to cease in the event you become eligible for health insurance coverage in connection with new employment or you cease to be eligible for COBRA continuation coverage for any reason. Notwithstanding the foregoing, if the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums, the Company shall pay you on the last day of each remaining month of the payment period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, to be made without regard to your payment of COBRA premiums.

The Regular Severance Benefits are conditioned upon (a) your continuing to comply with your obligations under your Employee Proprietary Information and Inventions Agreement during the period of time in which you are receiving the Regular Severance Benefits; (b) your executing and delivering to the Company a general release of claims in favor of the Company in a form acceptable to the Company within thirty (30) days following your Separation from Service; and (c) if you are a member of the Board or any of its subsidiaries or affiliates, your resignation from all such positions, to be effective no later than the date of your Separation from Service (or such other date as requested by the Board). The salary continuation described above will be paid on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the salary continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the release, with the balance of the salary continuation being paid as originally scheduled.

For purposes of this letter agreement, “Cause” means (A) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (B) your attempted commission of or participation in a fraud or act of material dishonesty against the Company; (C) your material breach of any written agreement between you and the Company (including but not limited to your Employee Proprietary Information and Inventions Agreement) or material breach or material neglect of any statutory or fiduciary duty you owe to the Company as reasonably determined by the Company’s Board of Directors, after having provided you with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable; or (D) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties as reasonably determined by the Company’s Board of Directors, after having provided you with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable.

For purposes of this letter agreement, you shall have “Good Reason” for your resignation from your employment with the Company and/or any of its subsidiaries or parent entities if any of the following actions are taken by the Company without your prior written consent thereto: (A) material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are substantially reduced from the prior duties; (B) relocation of your principal place of employment to a place that increases your one-way commute by more than seventy five (75) miles as compared to your then current principal place of employment immediately prior to such relocation; or (C) a reduction of at least ten percent (10%) of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s executive employees), which percentage the parties agree is a “material” reduction; provided, however, that in order to resign for Good Reason, you must (1) provide written notice to the Company’s General Counsel within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than ninety (90) days after the expiration of the cure period.

CHANGE IN CONTROL SEVERANCE BENEFITS

If, either (1) within one month prior to the Company’s execution of a definitive agreement for a Change of Control (as defined below) which transaction actually closes or (2) at any time on or following the closing of a Change in Control, (a) the Company or a successor corporation terminates your employment without Cause (as defined above) and other than as a result of your death or disability, or (b) you resign for Good Reason (as defined above), and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive (collectively, the “Change in Control Severance Benefits”):

•                              Severance pay for twelve (12) months in the form of continuation of your annual base salary as of the effective date of your Separation from Service (payable under the same terms set forth above).

•                              If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following your termination, then the Company shall pay the COBRA premiums necessary to continue that health insurance coverage for eighteen (18) months, with such payments to cease in the event you become eligible for health insurance coverage in connection with new employment or you cease to be eligible for COBRA continuation coverage for any reason. Notwithstanding the foregoing, if the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums pursuant to this section, the Company shall pay you on the last day of each remaining month of the payment period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, to be made without regard to your payment of COBRA premiums.

•                              Full acceleration of the vesting of all of your then-outstanding RSU, PSU and option grants, at the Top Performance Target of 400%.

Such Change in Control Severance Benefits are conditioned upon (a) your continuing to comply with your obligations under your Employee Proprietary Information and Inventions Agreement during the period of time in which you are receiving the Change in Control Severance Benefits; (b) your executing and delivering to the Company a general release of claims in favor of the Company in a form acceptable to the Company within thirty (30) days following your Separation from Service; and (c) if you are a member of the Board or any of its subsidiaries or affiliates, your resignation from such positions, to be effective no later than the date of your Separation from Service (or such other date as requested by the Board).

If you are terminated prior to the closing of a Change in Control and are entitled to receive the Regular Severance Benefits, and if it is subsequently determined that you are entitled to receive the Change in Control Severance Benefits, you shall not be entitled to receive both the Regular Severance Benefits and the Change in Control Severance Benefits. Instead, you shall only have a right to receive an aggregate amount of severance benefits equal to the Change in Control Severance Benefits and to the extent you are then receiving or have already received the Regular Severance Benefits, you shall cease receiving any further amounts of the Regular Severance Benefits and shall instead receive (1) the Change in Control Severance Benefits less (2) the total amount of the Regular Severance Benefits you have previously received, with payment of such net amount of Change in Control Severance Benefits occurring under the schedule provided for above with respect to the Change in Control Severance Benefits.

For purposes of this Section, “Change in Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger (including, but not limited to, a reverse triangular merger) or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities in a bona fide financing transaction shall not constitute a Change of Control hereunder); or (ii) a sale or lease of all or substantially all of the assets of the Company.

SECTION 409A

If applicable, it is intended that the payments provided for herein satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein.

We are delighted that you are joining the Diplomat team. We believe that the Company has a very bright future and that you will play a major part in helping us achieve our ambitious objectives.

Please sign both copies of this letter in the space indicated below and return one to me and retain the other for your files.

Yours sincerely,

/s/ Benjamin Wolin
Benjamin Wolin
Chairman of the Board

Accepted:

/s/ Brian Griffin
Brian Griffin
Date:	5/9/18